NeuroMetrix Reports Q2 2021 Financial Results

WOBURN, Mass., July 22, 2021 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended June 30, 2021. The Company is a leader in proprietary non-invasive medical devices for the diagnosis and treatment of pain and neurological disorders.

Highlights:

•Revenue of $2.2 million improved 63% from $1.4 million in Q2 2020. The Q2 2020 results were adversely affected by a pandemic-related decline in customer orders. Gross margin on revenue was $1.7 million or 74.8%, an increase of 11.2 percentage points from the 63.6% gross margin rate in Q2 2020.

•Net loss for the quarter was $0.5 million in comparison to a net loss of $0.8 million in Q2 2020.

•The domestic Medicare Advantage business was the primary contributor to DPNCheck® revenue during the quarter.

•The Quell® direct to consumer business delivered positive operating margins.

•The Company continued development of its investigational device, based on Quell technology, for treating fibromyalgia symptoms and anticipates a regulatory filing later this year. Related to this program, results from a randomized, sham-controlled trial of Quell for treatment of fibromyalgia were presented at two pain medicine conferences.

•The Company utilized its at-the-market (ATM) facility to raise $3.8 million in net proceeds from the sale of common stock.

•Subsequent to the end of the quarter the Company reported that Quell had received Breakthrough Device Designation from the U.S. Food and Drug Administration (FDA) for treating the symptoms of fibromyalgia in adults.

"We continued to make progress in both the DPNCheck and Quell business lines. We believe we are laying the groundwork for steady top-line growth going forward,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “It was particularly rewarding to share the Quell fibromyalgia data with international pain medicine experts in June and to receive Breakthrough Device Designation from the FDA. We look forward to advancing this program towards a commercial launch in 2022.”

Financials:

Q2 2021 revenue of $2.2 million increased from $1.4 million in Q2 2020 and contributed a gross margin rate of 74.8% versus 63.6% over the prior year quarter. Operating expenses of $2.2 million increased by 27% from $1.7 million in Q2 2020. Non-cash stock compensation expense accounted for $251 thousand of the operating expense increase. The Q2 2021 net loss of $532 thousand, or $0.13 per share, compares favorably with the net loss of $852 thousand, or $0.28 per share, in Q2 2020.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, July 22, 2021. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 4269315. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 4269315. It will remain available for one week. The call will also be webcast and accessible at www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is an innovation-driven company focused on the development and global commercialization of non-invasive medical devices for the diagnosis and treatment of pain and neurological disorders.  The Company has three commercial products.  DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies.  Quell® is a wearable neurostimulation device indicated for symptomatic relief of lower extremity chronic pain that is available over-the-counter.  For more information, visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$2,213,499	$1,359,979	$4,368,971	$3,532,015

Cost of revenues	558,221	495,086	1,134,510	1,115,276

Gross profit	1,655,278	864,893	3,234,461	2,416,739

Operating expenses:
Research and development	641,525	660,278	874,802	1,193,898
Sales and marketing	269,493	379,113	663,318	803,462
General and administrative	1,276,223	678,497	2,288,499	1,930,243

Total operating expenses	2,187,241	1,717,888	3,826,619	3,927,603

Loss from operations	(531,963)	(852,995)	(592,158)	(1,510,864)

Other income	379	1,051	791	1,549

Net loss	$(531,584)	$(851,944)	$(591,367)	$(1,509,315)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	June 30, 2021	December 31, 2020

Cash and cash equivalents	$8,364,197	$5,226,213
Other current assets	1,667,025	1,863,653
Noncurrent assets	737,671	904,709
Total assets	$10,768,893	$7,994,575

Current liabilities	$1,582,869	$2,285,390
Lease Obligation, net of current portion	350,895	461,410
Stockholders’ equity	8,835,129	5,247,775
Total liabilities and stockholders’ equity	$10,768,893	$7,994,575

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